Exhibit 99.1

MBIA INSURANCE CORPORATION
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2003 AND DECEMBER 31, 2002

AND FOR THE PERIODS ENDED JUNE 30, 2003 AND 2002

MBIA INSURANCE CORPORATION
AND SUBSIDIARIES

I N D E X

PAGE

Consolidated Balance Sheets - June 30, 2003 and December 31, 2002 (Unaudited)	3

Consolidated Statements of Income - Three and six months ended June 30, 2003 and 2002 (Unaudited)	4

Consolidated Statement of Changes in Shareholder’s Equity - Six months ended June 30, 2003 (Unaudited)	5

Consolidated Statements of Cash Flows - Six months ended June 30, 2003 and 2002 (Unaudited)	6

Notes to Consolidated Financial Statements (Unaudited)	7-10

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(dollars in thousands except per share amounts)

	June 30, 2003	December 31, 2002

Assets
Investments:
Fixed-maturity securities held as available-for-sale at fair value (amortized cost $7,274,330 and $6,945,059)	$7,940,507	$7,446,035
Fixed-maturity securities pledged as collateral at fair value (amortized cost $395,726 and $485,124)	415,593	512,961
Short-term investments, at amortized cost (which approximates fair value)	691,228	628,033
Conduit investments held-to-maturity, at amortized cost	1,417,079	—
Other investments	191,467	151,967

Total investments	10,655,874	8,738,996
Cash and cash equivalents	44,769	17,538
Securities purchased under agreements to resell	428,079	492,280
Accrued investment income	121,637	116,354
Deferred acquisition costs	310,278	302,222
Prepaid reinsurance premiums	528,013	521,641
Reinsurance recoverable on unpaid losses	42,030	43,828
Goodwill	76,938	76,938
Property and equipment, at cost (less accumulated depreciation of $69,410 and $63,926)	107,362	109,817
Receivable for investments sold	39,638	39,464
Derivative assets	72,959	96,733
Other assets	49,852	32,185

Total assets	$12,477,429	$10,587,996

Liabilities and Shareholder’s Equity
Liabilities:
Deferred premium revenue	$2,920,240	$2,755,046
Loss and loss adjustment expense reserves	525,860	573,275
Securities sold under agreements to repurchase	428,079	492,280
Conduit debt obligations	1,416,398	—
Short term debt	13,597	—
Current income taxes	19,960	—
Deferred income taxes	452,086	384,132
Deferred fee revenue	18,080	19,739
Payable for investments purchased	49,580	56,971
Derivative liabilities	69,813	190,881
Other liabilities	196,682	207,047

Total liabilities	6,110,375	4,679,371
Shareholder’s Equity:
Preferred stock, par value $1,000 per share; authorized shares - 4,000.08 and none, issued and outstanding - none	—	—
Common stock, par value $150 per share; authorized,issued and outstanding - 100,000 shares	15,000	15,000
Additional paid-in capital	1,621,003	1,610,574
Capital Contribution	46	—
Retained earnings	4,260,034	3,943,341
Accumulated other comprehensive income,net of deferred income tax provision of $244,382 and $185,706	470,971	339,710

Total shareholder’s equity	6,367,054	5,908,625
Total liabilities and shareholder’s equity	$12,477,429	$10,587,996

The accompanying notes are an integral part of the consolidated financial  statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)

	Three months ended June 30		Six months ended June 30

	2003	2002	2003	2002

Revenues:
Gross premiums written	$327,298	$205,812	$615,445	$392,584
Ceded premiums	(55,571)	(36,155)	(119,690)	(88,470)

Net premiums written	271,727	169,657	495,755	304,114
Increase in deferred premium revenue	(85,852)	(31,888)	(148,700)	(27,307)

Premiums earned (net of ceded premiums of $62,014, $44,201, $118,320 and $88,702)	185,875	137,769	347,055	276,807
Net investment income	105,526	107,482	211,597	213,621
Net realized gains	12,379	2,391	33,860	1,383
Change in fair value of derivative instruments	38,883	(8,268)	97,294	4,636
Advisory fees	22,427	11,525	35,141	17,812
Other	94	251	160	333

Total revenues	365,184	251,150	725,107	514,592

Expenses:
Losses and loss adjustment	18,192	14,950	35,070	29,888
Amortization of deferred acquisition costs	14,619	11,022	27,401	22,145
Operating	34,891	22,217	58,183	41,462

Total expenses	67,702	48,189	120,654	93,495

Income before income taxes	297,482	202,961	604,453	421,097
Provision for income taxes	80,508	51,393	167,760	108,511

Net income	$216,974	$151,568	$436,693	$312,586

The accompanying notes are an integral part of the consolidated financial  statements.

MBIA INSURANCE CORPORATION AND  SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)
For the six months ended June 30, 2003

(Dollars in thousands except per share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
	Common Stock

	Shares	Amount

Balance, January 1, 2003	100,000	$15,000	$1,610,574	$3,943,341	$339,710	$5,908,625
Comprehensive income:
Net income	—	—	—	436,693	—	436,693
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $58,676	—	—	—	—	110,300	110,300
Change in foreign currency translation	—	—	—	—	20,961	20,961

Other comprehensive income						131,261

Comprehensive income						567,954

Dividends declared (per common share $1,200.00)	—	—	—	(120,000)	—	(120,000)
Stock-based compensation	—	—	13,237	—	—	13,237
Capital contribution			46			46
Capital issuance costs	—	—	(2,808)	—	—	(2,808)

Balance, June 30, 2003	100,000	$15,000	$1,621,049	$4,260,034	$470,971	$6,367,054

Disclosure of reclassification amount:
Unrealized appreciation of investments arising during the period, net of taxes	$92,168
Reclassification adjustment,net of taxes	18,132

Net unrealized appreciation,net of taxes	$110,300

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six months ended June 30

	2003	2002

Cash flows from operating activities:
Net income	$436,693	$312,586
Adjustments to reconcile net income to net
cash provided by operating activities:
Increase in accrued investment income	(5,283)	(5,730)
Increase in deferred acquisition costs	(8,056)	(9,510)
Increase in prepaid reinsurance premiums	(6,372)	(3,265)
Increase in deferred premium revenue	155,072	30,572
(Decrease) increase in loss and loss adjustment expense reserves, net	(45,617)	7,549
Depreciation	5,484	5,223
Amortization of bond discount, net	(946)	(1,878)
Net realized gains on sale of investments	(33,860)	(1,383)
Current income tax provision (benefit)	19,960	(4,508)
Deferred income tax provision	8,590	3,784
Fair value of derivative instruments	(97,294)	(4,636)
Stock option compensation	11,221	10,037
Other, net	(1,327)	(81,002)

Total adjustments to net income	1,572	(54,747)

Net cash provided by operating activities	438,265	257,839

Cash flows from investing activities:
Purchase of fixed-maturity securities, net of payable for investments purchased	(3,321,837)	(1,620,354)
Sale of fixed-maturity securities, net of receivable for investments sold	1,860,078	1,375,915
Redemption of fixed-maturity securities,net of receivable for investments redeemed	1,083,237	233,651
Sale (purchase) of short-term investments, net	97,693	(132,422)
Purchase of other investments, net	(17,086)	(362)
Purchase of investments in conduits	(1,417,079)	—
Capital expenditures	(3,227)	(4,294)
Disposals of capital assets	—	—

Net cash used by investing activities	(1,718,221)	(147,866)

Cash flows from financing activities:
Net proceeds from issuance of short-term debt	13,597	—
Net proceeds from issuance of conduit debt obligations	1,416,398	—
Capital issuance costs	(2,808)	—
Dividends paid	(120,000)	(114,600)

Net cash provided (used) by financing activities	1,307,187	(114,600)

Net increase (decrease) in cash and cash equivalents	27,231	(4,627)
Cash and cash equivalents - beginning of period	17,538	24,404

Cash and cash equivalents - end of period	$44,769	$19,777

Supplemental cash flow disclosures:
Income taxes paid	$137,859	$152,923

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          1.  Basis of Presentation

          The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the Company or MBIA Corp.).  The statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (GAAP).  These statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2002.  The accompanying consolidated financial statements have not been audited by independent accountants in accordance with auditing standards generally accepted in the United States of America, but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the Company’s financial position and results of operations.  The results of operations for the six months ended June 30, 2003 may not be indicative of the results that may be expected for the year ending December 31, 2003.  The December 31, 2002 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP.

          2.  Dividends Declared

          Dividends declared and paid by the Company during the six months ended June 30, 2003 were $120.0 million.

          3.  Employee Stock Option Plans

          MBIA Corp. participates in MBIA Inc.’s Stock Option Plan.  Prior to 2002, MBIA Inc. elected to follow Accounting Principles Board Opinion No. (APB) 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options.  No stock-based employee compensation cost for stock options was reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January, 1, 2002 MBIA Inc. adopted the fair value recognition provisions of Statement of Financial Standards No. (SFAS) 123, “Accounting for Stock-Based Compensation.”  Under the Modified Prospective Method of adoption selected by the Company under the provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Employee stock compensation for the six months ended June 30, 2003 and June 30, 2002 totaled $11 million and $10 million, respectively.

          In accordance with SFAS 123 all stock options granted are valued using an option-pricing model.  The value is recognized as an expense over the period in which the options vest.  The Company believes that recognizing the expense associated with stock option grants is preferable to the prior method of accounting for stock options under APB 25 because it produces a complete picture of compensation expenses within the Company’s statement of income.

          4.  Recent Litigation

          On July 15, 2002 MBIA Corp. and Wells Fargo Bank Minnesota, N.A. (Wells Fargo), in its capacity as trustee, jointly filed suit in Delaware federal district court against Royal Indemnity Company (Royal) to enforce insurance policies that Royal issued (the Royal Policies) to guarantee vocational loans originated by Student Finance Corporation (SFC).  MBIA Corp. insured eight securitizations, which had a total gross par outstanding of approximately $364 million as June 30, 2003, that were collateralized by the vocational student loans originated by SFC and guaranteed by Royal. The Royal Policies guarantee the payment of all the principal plus 90 days interest on all of the vocational loans in the securitizations insured by MBIA Corp. and state that “notwithstanding any other provision of (the) policy to the contrary, the right of the beneficiary to receive payment for loss under (the) policy after payment of the initial premium by the insured shall be absolute, irrevocable and unconditional.”

          In their complaints, MBIA Corp. and Wells Fargo allege that Royal has committed anticipatory breaches of the Royal Policies. Previously, in June 2002, Royal brought suit against Well Fargo and other parties, not including MBIA Corp., seeking a declaration that it is not obligated to pay on the Royal Policies, and seeking rescission of the Royal Policies, on the grounds that SFC, its subsidiaries, and other related parties engaged in fraudulent behavior and/or made negligent misrepresentations regarding the collateralized loans.

          To date, claims in the amount of approximately $333 million have been made under the Royal Policies with respect to student loans that have defaulted. MBIA Corp. expects that there will be additional claims made under the Royal Policies with respect to student loans that may default in the future. In the event that Royal does not honor claims under the Royal Policies during the litigation process, MBIA Corp. will be required to make payments under its policies in respect of scheduled interest and principal on the notes insured under the MBIA Corp. policies. MBIA Corp. expects ultimately to recover from Royal any

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

payments it makes under its policies.  MBIA Corp. believes that it will prevail in the litigation and will have no ultimate loss on these policies, although there can be no assurance that MBIA Corp. will prevail in the litigation. If MBIA Corp. does not prevail in the litigation and Royal does not make payments under the Royal Policies, MBIA Corp. expects to incur losses under its policies. MBIA Corp. does not believe, however, that any such losses will have a material adverse effect on its financial condition.

          5.  Goodwill

          Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired. Prior to 2002, goodwill attributed to the acquisition of MBIA Corp. was amortized using the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois was amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which was amortized using the straight-line method over 25 years.

          Effective January 1, 2002 the Company adopted SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets.”  SFAS 141, which supercedes APB 16, “Business Combinations,” requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and provides specific criteria for initial recognition of intangible assets apart from goodwill.  SFAS 142, which supercedes APB 17, “Intangible Assets,” requires that goodwill and intangible assets with indefinite lives are no longer amortized but instead tested for impairment at least annually.  The impairment testing is aimed at determining the amount, if any, by which the carry value of a reporting unit exceeds its fair value.  Other intangible assets are amortized over their useful lives.

          MBIA Corp. completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with SFAS 142.

          As of January 1, 2002, MBIA Corp. goodwill totaled $76.9 million.  SFAS 142 requires a two-step approach in determining any impairment in goodwill.  Step one entails evaluating whether the fair value of a reporting segment exceeds its carrying value.  In performing this evaluation it was determined that the best measure of the fair value of MBIA Corp. was its book value adjusted for the after-tax effects of deferred premium revenue, prepaid reinsurance premiums, deferred acquisition costs and the present value of installment premiums to arrive at adjusted book value.  As of January 1, 2002, MBIA Corp.’s adjusted book value significantly exceeded its carry value, and thus there was no impairment of its existing goodwill.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

          MBIA Corp. performed its annual impairment testing of goodwill as of January 1, 2003. MBIA Corp.’s fair value was determined using the same valuation method applied during the transition testing.  Its fair value significantly exceeded its carrying value indicating that goodwill was not impaired.

          6.  Recent Accounting Pronouncements

          In May 2003, the Company sponsored the formation of Toll Road Funding, Plc. (TRF), a public company limited by shares and incorporated in Ireland under the Irish Companies Act.  TRF was established to acquire a loan participation related to the financing of an Italian toll road and, at June 30, 2003, had $1.4 billion of debt outstanding.  Assets supporting the repayment of the debt were comprised of the loan participation and high-quality, liquid investments.  TRF is a variable interest entity, of which the Company is the primary beneficiary.  Therefore, while the Company does not have a direct ownership interest in TRF, it is consolidated in the financial statements of the Company in accordance with FIN 46.